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EXHIBIT 10.1

                                                               December 30, 2005

Mr. Fredrick B. Rolff
250 East 63rd Street
Apt. 1101
New York, NY 10021


      Re: Separation from Sentigen Holding Corp.

Dear Fred:

      In connection with the termination, effective March 31, 2006, of your employment with Sentigen Holding Corp. (the "Company"), this letter will confirm our following agreement:

      1. Your employment with the Company will terminate on March 31, 2006 (the "Termination Date"). You hereby resign as Chief Financial Officer of the Company and its subsidiaries effective as of December 31, 2005. From and after December 31, 2005, your duties and responsibilities shall consist solely of those that may be reasonably requested of you from time to time by the Company's Chief Executive Officer (the "CEO") or Chief Financial Officer (the "CFO"). It is understood that no commitment is made by the Company as to the amount or level of your duties and responsibilities, and that your obligations shall arise, if at all, only if, as and when requested by the CEO or the CFO. You agree not to take any actions for or on behalf of the Company, nor bind the Company, in any way, except with the prior written consent of the CEO or the CFO. It is further understood that, from and after December 31, 2005 you shall not be prohibited from seeking full-time employment with another employer and that the Company recognizes that your duties hereunder shall not interfere with such full-time employment. Nonetheless, in the event that after December 31, 2005, you obtain full-time employment, you agree to make yourself available when reasonably requested by the CEO or CFO from time to time hereunder.

      2. You will continue to be paid your annual base salary of $150,000 now in effect through the Termination Date, less withholding requirements required by law or agreed to by you, payable in installments at such times as the Company customarily pays its other employees (but in any event no less often then monthly) for so long as you are in compliance with the terms of this agreement.

      3. You will be paid an $18,000 bonus for the year ending December 31, 2005 on the date hereof.


      4. For so long as you are in compliance with the terms of this Agreement, you will continue to receive any employee benefits you were receiving as of the date hereof through the Termination Date, to the extent such benefits continue to remain available to employees of the Company, including but not limited to, participation in the Company's 401(k) plan, dental, major medical and any other health insurance that was in place as of the date hereof, provided, however, that to the extent the Company changes its health care provider after the date hereof, you shall be entitled to receive health care benefits from such new health care provider through the Termination
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Date. You will also continue to receive a $500 monthly car allowance through the
Termination Date. Notwithstanding anything to the contrary contained herein, you covenant to promptly notify the Company if you become eligible for dental, major medical or any other health insurance coverage from another employer upon which time your coverage under the Company's plan relating thereto shall cease.

      5. Your stock options to purchase 50,000 shares granted to you pursuant to the Company's 2000 Performance Equity Plan which are currently vested and exercisable shall be exercisable for 60 days following the Termination Date and shall terminate on the day immediately following the 60 day anniversary of the Termination Date.

      6. In consideration of the foregoing, you agree that the voluntary payments set forth above are given to you in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have against the Company, Sentigen Biosciences, Inc., Cell & Molecular Technologies, Inc. and any of their officers, directors, employees, or agents, arising up to the date of this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the New York Executive Law, the Administrative Code of the City of New York, the New Jersey Law Against Discrimination, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and all other federal, state, and local discrimination laws, and claims for wrongful discharge. You further waive and release any claimed right to reemployment, or employment with the Company, Sentigen Biosciences, Inc. or Cell & Molecular Technologies, Inc. after the Termination Date. You do not, however, waive or release any claims which arise after the date that you execute this agreement.

      7. The Company has advised you to consult with an attorney and/or governmental agencies prior to executing this agreement. By executing this agreement you acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this agreement and that you have elected to enter into this agreement knowingly and voluntarily.

      8. You acknowledge that, during the course of your employment with the Company, you had access to confidential and proprietary information, documents and other materials relating to the Company which are not generally known to persons outside the Company and confidential information, documents and other materials entrusted to the Company by third parties, including, without limitation, financial information, trade secrets, technology, research, developments, improvements, methods, procedures, discoveries, techniques, know-how, marketing and other business plans, customer lists, data, strategies and forecasts, and the substance of arrangements and agreements with customers, suppliers and others (collectively, "Confidential Information"). Any Confidential Information conceived or developed by you during the period of your employment is the exclusive property of the Company. Except as specifically authorized by the Company, you will not disclose Confidential Information to any third person, firm or entity or use Confidential Information for your own purposes or for the benefit of any third person, firm or entity other than (1) as may be legally required in response to any summons, order or subpoena issued by a court or governmental agency, provided that you first provide the Company prompt notice of any requirement, full and complete cooperation to seek an appropriate order or remedy and will only
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disclose that portion of the Confidential Information legally required to be disclosed, or (2) Confidential Information which is or becomes available to the general public through no act or failure to act by you. By executing this letter below you represent that as of the Termination Date, you will have returned all property of the Company, including but not limited to, any computers, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards and data in your possession or control. You acknowledge that money damages are an inadequate remedy for the irreparable harm that may be suffered by breach of this section because of the difficulty of ascertaining the amount of damage that will be suffered by the Company. Therefore, you agree that the Company may, in addition to any other available remedy, obtain specific performance of this section and injunctive relief against any breach or threatened breach hereof without the necessity of proving actual damages or posting a bond and that you shall not oppose the granting of such relief.

      9. You acknowledge that this agreement and your Stock Option Agreement, dated December 20, 2000, with the Company, set forth the entire agreement concerning the subject matter hereof and may not be changed without the prior written consent of each of you and the Company.

      10. This agreement shall be governed by the laws of the State of New York, without giving effect to any principles of conflicts of law.

      11. This agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      Please confirm your acceptance of the terms of this letter by signing and dating it and returning it to us.

                                    Very truly yours,

                                    SENTIGEN HOLDING CORP.


                                    By:  /s/ Joseph K. Pagano
                                         --------------------------
                                    Name:  Joseph K. Pagano
                                    Title: Chairman of the Board, Chief
                                           Executive Officer

ACCEPTED AND AGREED TO:

/s/ Frederick B. Rolff
-------------------------------
Name: Frederick B. Rolff